Contact:
Jennifer LaVin
617-715-6687
jennifer.lavin@genocea.com

Genocea Provides Corporate Update, Including Second-Quarter 2019 Financial Results

Initiated Part B of Phase 1/2a clinical trial of neoantigen vaccine candidate GEN-009;
Plans to present additional GEN-009 immunogenicity data at ESMO 2019

Conference call today at 8:30 am ET

CAMBRIDGE, Mass., July 25, 2019 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing personalized cancer immunotherapies, today reported its operating and financial results for the quarter ended June 30, 2019. Genocea has initiated Part B of its Phase 1/2a clinical trial testing the safety, immunogenicity, and efficacy of its lead neoantigen vaccine candidate GEN-009 in combination with standard-of-care checkpoint inhibitors. The company also announced plans to present additional GEN-009 immunogenicity data at this year’s meeting of the European Society for Medical Oncology (ESMO), taking place from September 27th through October 1st, 2019 in Barcelona, Spain.

“Our presentation of GEN-009 immunogenicity data at ASCO 2019 marked a significant milestone for Genocea,” said Chip Clark, Genocea president & CEO. “These best-in-class data showcased our unique ATLAS™ platform and its ability to identify each patient’s neoantigens of pre-existing T cell responses, as well as the amplification of anti-tumor cytokine responses to these neoantigens with GEN-009. These data gave us confidence to initiate Part B of our Phase 1/2a clinical trial, which we designed to demonstrate that such broad and strong anti-tumor immune responses lead to tumor shrinkage in cancer patients treated with GEN-009 and a checkpoint inhibitor.”

Second Quarter 2019 Operational Highlights

•	Completed a public equity financing, raising $42.3 million, including the full exercise of the underwriters’ over-allotment option.

•
Presented best-in-class immunogenicity results for GEN-009 at the annual meeting of the American Society of Clinical Oncology (ASCO 2019); the poster presentation was selected by ASCO’s Journal of Clinical Oncology as one of the Top 10 Featured Immuno-oncology Abstracts.

•
Entered into a research collaboration with Iovance exploring the use of Genocea’s ATLAS neoantigen screening platform in the development of neoantigen-targeted TIL (tumor-infiltrating lymphocyte) products.

•
Presented additional ATLAS data at the 2019 Annual Meeting of the American Association for Cancer Research (AACR 2019). The poster highlighted the potential use of ATLAS as a tool to predict the advanced melanoma patients for whom checkpoint therapy might prove beneficial.

Second Quarter 2019 Financial Results

•	Cash position: As of June 30, 2019, cash and cash equivalents were $58.7 million versus $26.4 million as of December 31, 2018.

•	Research and Development (R&D) expenses: R&D expenses were $6.8 million for the quarter ended June 30, 2019, compared to $5.3 million for the same period in 2018.

•	General and Administrative (G&A) expenses: G&A expenses were $3.2 million for the quarter ended June 30, 2019, compared to $4.5 million for the same period in 2018.

•	Net loss: Net loss was $6.5 million for the quarter ended June 30, 2019, compared to a net loss of $4.4 million for the quarter ended June 30, 2018.

Guidance
Genocea expects that its existing cash and cash equivalents are sufficient to support its operations into the first quarter of 2021.

Conference Call
Genocea will host a conference call and webcast today at 8:30 am ET. Interested participants may access the conference call by dialing (844) 826-0619 (domestic) or (315) 625-6883 (international) and referring to conference ID number 7395079. To join the live webcast, please visit the presentation page of the investor relations section of the Genocea website at https://ir.genocea.com/events-and-presentations. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 90 days.

About Genocea Biosciences, Inc.
Genocea is a biopharmaceutical company developing personalized cancer immunotherapies. Our unique ATLAS™ technology platform allows us to identify immunotherapy targets based on each person’s tumor antigen-specific T cell responses. Using ATLAS, we can both optimize neoantigens for inclusion in our immunotherapies and exclude so-called “inhibitory” antigens that appear to exert an immunosuppressive effect on the patient. We are advancing complementary programs built from ATLAS insights: GEN-009, our neoantigen vaccine candidate for which we are conducting a Phase 1/2a clinical trial across a variety of solid tumor types, and GEN-011, our neoantigen-specific adoptive T cell therapy, for which we intend to file an Investigational New Drug Application in the first half of 2020. To learn more, please visit www.genocea.com

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to the near-term milestones for GEN-009 and GEN-011 and the period for which existing cash will be able to fund operations, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.

(Tables follow)

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30, 2019	December 31, 2018

Cash and cash equivalents	$58,670	$26,361
Other assets	12,092	4,754
Total assets	$70,762	$31,115

Debt, current and long-term	$13,732	$14,822
Accounts payable, accrued expenses and other liabilities	13,203	5,486
Warrant liability	5,389	3,472
Total liabilities	32,324	23,780
Stockholders' equity	38,438	7,335
Total liabilities and stockholders’ equity	$70,762	$31,115

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$6,849	$5,316	$13,309	$12,591
General and administrative	3,217	4,472	6,234	7,581
Total operating expenses	10,066	9,788	19,543	20,172
Loss from operations	(10,066)	(9,788)	(19,543)	(20,172)
Other income (expense):
Change in fair value of warrants	3,870	5,498	(1,917)	199
Interest expense, net	(299)	(148)	(602)	(355)
Total other income (expense)	3,571	5,350	(2,519)	(156)
Net loss	$(6,495)	$(4,438)	$(22,062)	$(20,328)

Net loss per share - basic and diluted	$(0.42)	$(0.42)	$(1.57)	$(2.07)
Weighted-average number of common shares used in computing net loss per share	15,344	10,693	14,035	9,804